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                                                                    EXHIBIT 99.2



FRIDAY, FEBRUARY 6, 1998                      CONTACT:      JEANNE BUCHANAN
                                                            (713) 653-5095


UNITED MERIDIAN AWARDED DEEPWATER BLOCK
IN ANGOLA


Houston, TX - United Meridian Corporation (UMC) today announced that the government of the Republic of Angola has awarded it a participation in the deepwater Block 19 concession group with a 20% interest.

The 1.2 million-acre block, located squarely in the exploration fairway offshore Angola, is approximately 30 miles south of Block 17 where major oil companies have recently reported oil discoveries believed to contain recoverable oil reserves in excess of three billion barrels.

"With the award of Block 19, UMC holds interests in approximately 3.5 million acres, the equivalent of 700 blocks in the Gulf of Mexico, throughout the high-potential, West African deepwater turbidite deposition oil play," said John B. Brock, UMC chairman and chief executive officer. "Our net position in Block 19 alone is about the equivalent of 48 Gulf OCS blocks.

"Because of our reputation as a proven international oil finder and our access to attractive opportunities worldwide, we continually are able to add aggressively sought-after concessions such as Block 19 to our international exploration portfolio," Brock continued. "Existing seismic data strongly suggest that Block 19 is geologically on trend with recent, large discoveries on Blocks 14 and 17, all of which are located within the Congo Basin. We look forward to this initial venture with Sonangol and the government of Angola and to exploring the potential of this Block with their distinctive work force and experience," Brock concluded.

UMC's partners in the Block include Sonangol, the national oil company of Angola (20%), Ranger Oil (25%), the operator Petrofina (30%), and an Israeli company (5%).

United Meridian Corporation is a Houston-based independent energy company engaged in the exploration, exploitation and acquisition of crude oil and natural gas properties in the United States and Canada. UMC also has exploration and development activities in West Africa's Cote d'Ivoire and Equatorial Guinea, and has recently commenced exploration programs in Pakistan and Bangladesh. The company's stock is traded on the New York Stock Exchange under the symbol UMC.